As filed with the Securities and Exchange Commission on April 26, 2005
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                ----------------

                                 MEDIABAY, INC.
             (Exact name of registrant as specified in its charter)
                                 ---------------
       Florida           2 Ridgedale Avenue - Suite 300          65-0429858
  (State or other        Cedar Knolls, New Jersey 07927        (IRS employer
   jurisdiction of           (973)  539-9528                    identification
   incorporation or   (Address, including zip code,             number)
   organization)       and telephone number, including
                           area code, of registrant's
                          principal executive offices)
                               ------------------

                                 Jeffrey Dittus
                             Chief Executive Officer
                                 MediaBay, Inc.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927
                                 (973) 539-9528
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------

                                    Copy to:
                             Robert J. Mittman, Esq.
                             Brad L. Shiffman, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                            Facsimile: (212) 885-5001

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                              Proposed
                                                               Maximum
Title of each                                Amount           Offering            Proposed            Amount of
Class of Securities                          To be            Price Per       Maximum Aggregate     Registration
to be Registered                         Registered(1)       Security(2)      Offering Price(2)          Fee
--------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share     153,842,468(3)         $0.58           $89,228,631.44       $10,502.21
--------------------------------------------------------------------------------------------------------------------

(1) Includes 3,290,013 shares of common stock and 150,552,455 shares of common stock issuable upon conversion of preferred stock and exercise of outstanding warrants and options. All of the shares of common stock being registered hereby are being offered for the accounts of selling shareholders who acquired such shares or options or warrants to acquire shares in private transactions. Except as set forth in the footnotes below, no other shares of the registrant's common stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on April 25, 2005.

(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder additional shares of common stock as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              SUBJECT TO COMPLETION
                              DATED APRIL 26, 2005


                                 MEDIABAY, INC.

                       153,842,468 Shares of Common Stock

      This prospectus relates to up to 153,842,468 shares of the common stock of MediaBay, Inc., which have been registered for resale by some of our securityholders pursuant to this prospectus.

      The common stock may be offered from time to time by the selling securityholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." The shares of common stock being offered include: (i) up to (a) 140,511,366 shares of common stock issuable upon conversion of Series D Convertible Preferred Stock (the "Series D Preferred Stock") issued in a private placement completed March 2005 (the "Financing") and issuable upon exercise of warrants issued to purchasers of Series D Preferred in the Financing (the "Warrants"), and (b) 8,948,865 shares of common stock issuable upon exercise of warrants issued to financial advisors in connection with the Financing (the "Advisor Warrants"), in each case, assuming that the preferred warrant to purchase additional Series D Preferred and Warrants are exercised in full (the "Preferred Warrants") and (ii) (x) 3,290,013 shares of common stock and (y) 1,092,224 shares of common stock issuable upon outstanding shares of Series B Convertible Preferred, other outstanding warrants (the "Other Warrants") and outstanding options, all of which were previously issued in private transactions. MediaBay will not receive any of the proceeds from any sale of common stock by the selling securityholders. MediaBay will receive proceeds from any exercise for cash of warrants or options made before any sale of any of the shares of common stock being offered under this prospectus that are underlying warrants.

      The common stock is listed for trading on the Nasdaq National Market under the symbol "MBAY". On ___________, 2005, the closing sale price of the common stock as reported by the Nasdaq National Market was $____.

      An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is April 26, 2005.

                                   THE COMPANY

      MediaBay is a digital media and publishing company specializing in spoken audio entertainment. We have over 75,000 hours of audio content, which we distribute via mail order, our websites, some of the nation's largest retailers, and a la carte, digital downloads and subscription services.

      Today we have two principal content libraries; (1) Audiobooks: which we license from the nation's largest publishing houses to sell on CD and cassette through the Audio Book Club and which we intend to distribute via digital downloads on third-party websites and a digital download service that is under development; and (2) An archive of the history of American radio which we produce and sell on CD and cassettes through our catalog, a mail order based continuity program, retail outlets, and our on-line download subscription service and third-party websites, of which one is currently operational. We broadcast our radio programs through a syndicated radio show on 200 commercial stations across the United States, as well as its 24-hour Radio Classics channels on Sirius and XM Satellite Radio.

      We are transitioning our business from selling hard goods primarily via mail order to digital distribution via wireless and Internet downloads. Our distribution strategy is two pronged: (1) to wholesale our audio content to the leading music services and broadband companies on a white label basis, both domestically and internationally; and (2) to operate our own downloadable content stores and subscription services which are intended to be branded via partnerships with celebrities and corporate affiliates, each chosen specifically to reach the targeted demographics known to be interested in its content. We intend to use various means to market our downloadable content stores, including working with manufacturers of digital music players, smart phones, and PDA's to include samples of our audio content for consumers to preview when they purchase these new devices, with the hope that these samples will attract consumers to our content stores.

      We recently executed distribution agreements with Microsoft's MSN Music to provide our spoken word content to the MSN audience, which has 350 million unique monthly visitors. We have also executed a distribution agreement with Loudeye to act as our digital sales agent in distributing our catalog to potentially 70 music services which that company hosts and sources content for. In addition, we expect to launch an on-demand, download and subscription service in partnership with Larry King in 2005, and have begun to make our Classic Radio library available for ring tone distribution.

      We were incorporated in Florida in August 1993 under the name Audio Book Club, Inc. In October 1999, we changed our name to MediaBay, Inc. Our principal executive offices are located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927. Our telephone number is (973) 539-9528. Our principal internet addresses are MediaBay.com, RadioSpirits.com, Audiobookclub.com and LarryKingaudio.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

RECENT DEVELOPMENTS

      On March 19, 2005, shareholders of MediaBay owning a majority, as of such date, of MediaBay's outstanding common stock, no par value (the "COMMON STOCK"), Series A preferred stock, no par value (the "SERIES A PREFERRED") and Series C preferred stock, no par value (the "SERIES C PREFERRED"), the only classes of MediaBay's voting securities as of such date, approved by written consent, the following actions to be taken by MediaBay (the "SHAREHOLDER CONSENT"):

      (a) the issuance pursuant to the terms of the Financing (defined below) and the transactions contemplated thereby of a number of shares of common stock upon the exercise or conversion of the Offering Securities, the Satellite Warrant and the Merriman Warrants (each, defined below) and the securities underlying such (collectively, the "FINANCING SECURITIES") in accordance with their respective terms (without regard to the contractual limitations on conversions and exercises in excess of the Cap Amount, defined below, which have been agreed to by the holders thereof pending the effectiveness of the Shareholder Consent (the "PRE-EFFECTIVE LIMITATIONS")), which could exceed 19.99% of the number of shares of common stock outstanding immediately prior to the Financing (the "CAP AMOUNT"), an action for which prior shareholder approval is required by NASD Marketplace Rules applicable to companies whose securities are quoted on NASDAQ;

      (b) the issuance of a number of shares of common stock upon the exercise or conversion of the Financing Securities in accordance with their terms (without regard to the Pre-Effective Limitations), which could, if a substantial portion of the Financing Securities were so exercised or converted and if the unaffiliated investors in the Financing were to act in concert, result in a change of control ("CHANGE OF CONTROL"), an action for which prior shareholder approval is also required by applicable NASD Marketplace Rules; and

      (c) the filing of an amendment to MediaBay's Articles of Incorporation increasing the number of authorized shares of common stock from 150,000,000 to 300,000,000 (the "AMENDMENT"), an action for which prior shareholder approval is required under Florida law.

FINANCING

      On March 21, 2005, MediaBay issued to six accredited institutional investors (the "PRINCIPAL INVESTORS") through a total of nine funds which are selling securityholders under this prospectus and named under the caption "Securityholders for which Shares are Being Registered for Sale" (the "INVESTORS") for an aggregate purchase price of $35.9 million, the following securities in a private financing (the "FINANCING"):

      (a) an aggregate of 35,900 shares (the "OFFERING SHARES") of its Series D Convertible Preferred Stock (the "SERIES D PREFERRED");

      (b) five-year common stock purchase warrants exercisable for an aggregate of 32,636,364 shares of common stock (the "OFFERING WARRANTS"); and

      (c) preferred warrants (the "OVER-ALLOTMENT WARRANTS" and, together with the Offering Shares and the Offering Warrants, the "OFFERING SECURITIES") exercisable for a limited time for the purchase, for additional proceeds to the Company of $8.975 million, of (1) up to an aggregate of 8,975 additional shares of Series D Preferred (the "ADDITIONAL SHARES" and, together with the Offering Shares, the "PREFERRED SHARES") and (2) additional warrants, identical to the Offering Warrants, for the exercise of up to an aggregate of 8,159,091 shares of common stock (the "ADDITIONAL WARRANTS" and, together with the Offering Warrants, the "WARRANTS").

      DESCRIPTION OF SECURITIES ISSUED IN THE FINANCING

      SERIES D PREFERRED

      GENERAL. The Preferred Shares have a face value of $1,000 per share ("STATED VALUE") and are non-voting. Cumulative dividends will accrue on the Preferred Shares on an annualized basis in an amount equal to 6% of their Stated Value until they are converted or redeemed and will be payable quarterly in arrears, beginning April 1, 2005, in cash or, at MediaBay's option, subject to its satisfaction of certain conditions, in shares of common stock valued at 93% of the average of the daily volume weighted average per-share price of the common stock for the five trading days prior to the applicable payment date. Subject to certain exceptions for accounts receivable and equipment and capital lease financings, MediaBay may not incur additional indebtedness for borrowed money or issue additional securities that are senior to or pari passu to the Preferred Shares without the prior written consent of holders of at least 2/3rds of the Preferred Shares then outstanding.

      OPTIONAL CONVERSION. The Preferred Shares are convertible at any time (subject to the Blockers, described below) at the option of the holder into shares ("CONVERSION SHARES") of common stock at the rate of $0.55 per Conversion Share, subject to certain adjustments, including in the event we fail to timely file any report required to be filed under the Exchange Act and full ratchet anti-dilution protection for issuances of common stock for consideration below the conversion price.

      MANDATORY OR FORCED CONVERSION. The Preferred Shares are also mandatorily convertible at our option (subject to the Blockers, described below) commencing 30 days following the later date to occur of the effective date of the Registration Statement (defined below) and the effective date of the Shareholder Consent (such later date, the "EFFECTIVE DATE"), provided that certain conditions (the "FORCED CONVERSION CONDITIONS") are met, including the following:

      (a) the Financing Registration Statement continues to be effective and covering the required securities,

      (b) the common stock is listed on Nasdaq National Market, Nasdaq SmallCap Market or the New York Stock Exchange and in compliance with the applicable listing standards and requirements,

      (c) no fundamental change shall have occurred and be continuing, such as the failure of a representation or warranty of MediaBay set forth in the Financing documents to be true and correct in all material respects, MediaBay's failure to comply in all material respects with its obligations under the Financing documents, a change of control requiring a vote of MediaBay's Board of Directors, or a liquidation event, such as a voluntary bankruptcy proceeding or a bankruptcy proceeding instituted by a third party that has not been dismissed within 90 days, and

      (d) the average, over any period of 22 consecutive trading days ending after the Effective Date, of the products obtained by multiplying the daily trading volume of the common stock for each trading day during such period times the volume weighted average price of the common stock on each such date exceeds $500,000 (in the case of a forced conversion that is subject to the 4.9% Blocker, described below) or $750,000 (in the case of any other forced conversion) (the "LIQUIDITY CONDITION"). A lesser portion of the Preferred Shares can still be converted if all of the Forced Conversion Conditions other then the Liquidity Condition are met, based on a formula tied to the percentage of the Liquidity Condition actually achieved.

      In the event of a forced conversion by MediaBay, there could be significant sales into the market if the ownership of common stock is less attractive to the holders at the time of such conversion than the ownership of the Preferred Shares, which could affect the market price of the common stock.

      REDEMPTION RIGHTS. Under certain circumstances, the holders will also have the right to require MediaBay to redeem their Preferred Shares at their Stated Value, including, for instance, upon certain changes of control, a bankruptcy event or MediaBay's failure to comply in all material respects with its covenants with respect to the Financing, or at 120% of their Stated Value in the event MediaBay ever effects a "going private" transaction.

      WARRANTS

      Each Warrant is exercisable (subject to the Blockers, described below) to purchase one share of common stock (collectively, the "WARRANT SHARES"), at an exercise price of $0.56 per share for a period of five years commencing September 21, 2005, subject to certain adjustments, including in the event MediaBay fails to timely file any report required to be filed under the Exchange Act and full ratchet anti-dilution protection for issuances of common stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.

      The Over-Allotment Warrants are exercisable until 90 days following the Effective Date for the purchase of Additional Shares and Additional Warrants, at an exercise price equal to the Stated Value of the Additional Shares purchased, with the purchase of each Additional Share including an Additional Warrant exercisable for a number of Warrant Shares equal to 50% of the Conversion Shares underlying such Additional Share.

      BLOCKERS

      LIMITATIONS ON INVESTORS' OPTIONAL CONVERSION OF PREFERRED SHARES AND EXERCISE OF WARRANTS. An Investor can only convert its Preferred Shares or exercise its Warrants if its beneficial ownership of common stock (together with its affiliates' beneficial ownership of common stock) following such conversion or exercise would not exceed 4.9% (the "4.9% BLOCKER"), provided that it may waive the 4.9% Blocker with 61 days prior notice to MediaBay. Following such waiver, it would still, however, only be able to convert its Preferred Shares or exercise its Warrants if its beneficial ownership of common stock (together with its affiliates' beneficial ownership of common stock) following such conversion or exercise would not exceed 9.5% (the "9.5% BLOCKER" and, together with the 4.9% Blocker, the "BLOCKERS").

      LIMITATIONS ON COMPANY'S FORCED CONVERSION OF PREFERRED SHARES. In addition, once the Preferred Shares become convertible at the option of the Company, as described above under "- Series D Preferred," then, until the 91st day following the Effective Date, MediaBay can only force conversion of the Preferred Shares by each holder on one occasion up to the 4.9% Blocker.
Thereafter, MediaBay can force conversion by each holder, on one or more occasions, up to the 9.5% Blocker, provided the Forced Conversion Conditions are still met.

      REGISTRATION RIGHTS GRANTED TO THE INVESTORS

      In connection with the Financing, MediaBay entered into a registration rights agreement with the Investors whereby MediaBay has agreed to register, at its expense, for resale by all such Investors other than, in certain respects, Goldman, Sachs & Co. ("GOLDMAN"), the Conversion Shares, the Dividend Shares, the Warrant Shares and the shares underlying the Satellite Warrant (defined below) (collectively, the "REGISTRABLE INVESTOR SHARES") beneficially held by such Investors. Pursuant to that agreement, the Company has undertaken to file with the SEC the registration statement of which this prospectus is a part for such purposes (the "REGISTRATION STATEMENT") by May 1, 2005 and to use its best efforts to have the Registration Statement declared effective by June 19, 2005, subject to a 30-day extension under certain circumstances. If the Registration Statement is not filed or effective by the applicable dates, MediaBay will be required to pay cash penalties equal to up to approximately $493,500 (or approximately $661,875 if all of such Investors' Over-Allotment Warrants are exercised) for each 30-day period during which either such default exists. MediaBay entered into another registration rights agreement with Goldman pursuant to which MediaBay granted Goldman a demand registration right with respect to its Registrable Investor Shares, exercisable commencing 180 days after the Closing (the "DEMAND RIGHT") and agreed that upon Goldman's exercise of its Demand Right (a "DEMAND"), MediaBay would use its best efforts (i) to file a registration statement with the SEC for the resale of such shares (the "GOLDMAN REGISTRATION STATEMENT") on or prior to the later of the 45th day after a Demand and the 15th day after the effective date of the Financing Registration Statement (such later date, the "FILING DEADLINE") and (ii) to have the Goldman Registration Statement declared effective within 90 days after the Filing Deadline, subject to a 30-day extension under certain circumstances. In the event the Goldman Registration Statement is not filed or effective by the applicable dates, MediaBay will be required to pay Goldman cash penalties equal to up to approximately $45,000 (or approximately $56,250 if all of Goldman's Over-Allotment Warrants are exercised) for each 30-day period during which either such default exists.

      FEES

      Merriman Curhan, Ford & Co. ("MERRIMAN") acted as a financial advisor to MediaBay with respect to the Financing for which it received compensation from MediaBay of $2,625,000 plus a five-year warrant (the "MERRIMAN WARRANT") to purchase 7,159,091 shares of common stock at an exercise price of $0.69 per share (the closing sale price of the common stock on the closing date of the Financing) commencing upon the effectiveness of the Shareholder Consent. Merriman also received a structuring fee from MediaBay with respect to the Financing in the amount of $175,000. At such time as any Over-Allotment Warrants are exercised, MediaBay has also agreed to pay to Merriman a fee equal to 7.5% of the proceeds from such exercise and issue to Merriman a warrant, identical to the Merriman Warrant (the "OVER-ALLOTMENT MERRIMAN WARRANT" and together with the Merriman Warrant, the "MERRIMAN WARRANTS"), exercisable for a number of shares of common stock equal to 7.5% of the Conversion Shares underlying the Additional Shares issued upon such exercise and 7.5% of the Warrant Shares underlying the Additional Warrants issued upon such exercise. MediaBay has also agreed to include the shares underlying the Merriman Warrants for resale in the Financing Registration Statement.

      In addition, MediaBay issued to Satellite Strategic Finance Associates, LLC, and Satellite Strategic Finance Partners, Ltd. (collectively, "SATELLITE"), Investors in the Financing an affiliate of Satellite Asset Management, warrants (the "SATELLITE WARRANTS") to purchase an aggregate of 250,000 shares of common stock (identical to the Warrants), and reimbursed Satellite $55,000 for its legal expenses, for consulting services rendered by it in connection with the Financing.

      USE OF PROCEEDS

      MediaBay received $35 million of gross proceeds in the Financing, not including the securities exchanged by certain affiliates of Forest Hill for $900,000 of the purchase price. The net proceeds to MediaBay from the sale of the Offering Securities, after deducting consulting and financial advisory fees, counsel fees and certain other expenses, were approximately $32 million.

      MediaBay used (and intends to use) the proceeds of the Financing to:

      o repay principal and accrued interest and legal fees of approximately $9,440,000 on senior notes previously issued by MediaBay to its lender Zohar CDO 2003-1 under its senior credit facility;

      o redeem from Norton Herrick ("HERRICK"), a principal shareholder of MediaBay, and his affiliate, Huntingdon, the balance of the Series A Preferred shares remaining after the partial conversion thereof pursuant to the terms of the Financing and all of the Series C Preferred Shares (collectively the "REDEMPTION SHARES") for an amount equal to the aggregate stated capital of such shares, or $1,431,600 and $4,352,697, respectively, on the earlier of the effective date of the Shareholder Consent and June 1, 2005;

      o pay to Herrick and/or Huntingdon on the closing of the Financing the following sums: (a) approximately $620,000, which represented all accrued and unpaid dividends due with respect to (i) the Series A Preferred shares that converted on March 19, 2005, through their conversion date, and (ii) the Redemption Shares through the closing of the Financing, following which no further dividends will accrue thereon; (b) approximately $1,635,000, which represented the accrued and unpaid interest that was due on the Herrick Notes (defined below) at the time of their conversion on March 19, 2005; and (c) approximately $12,000, which represented the accrued but still unpaid interest due with respect to certain notes that were previously issued to Huntingdon and canceled;

      o pay to Merriman a fee equal to $2,625,000, or 7.5% of the total cash proceeds received by MediaBay in connection with the Financing, plus a $175,000 structuring fee, for services rendered by Merriman in connection with the Financing;

      o pay MediaBay's legal fees and other expenses related to the Financing and the Huntingdon and Herrick transactions; including $55,000 in reimbursement of expenses incurred by Satellite in connection with the Financing; and

      o make monthly payments of approximately $7,000 through April 2007 and monthly payments of approximately $19,389 thereafter and through April 2010, under a debt obligation.

      MediaBay will use the remaining funds for general working capital purposes.

      As a result of requirements under applicable federal securities and state law, the Shareholder Consent will not be effective, and therefore no conversion or exercise of the Financing Securities above the Cap Amount can be effected and the Amendment cannot become effective until at least 20 calendar days after an information statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 (an` "Information Statement") is sent or given to MediaBay's shareholders of record as of the Record Date. Prior to such time, the Investors agreed not to convert or exercise their securities above their pro rata portion of the Cap Amount and Merriman agreed not to exercise the Merriman Warrants.

      MediaBay filed with the SEC an Information Statement on April 8, 2005, and mailed the Information Statement to its Record Date shareholders on April 11, 2005. MediaBay intends to file the Amendment with the Department of State of the State of Florida on or about May 3, 2005, at which time the Pre-Effective Limitations will no longer apply.

                                  RISK FACTORS

      Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling securityholders.

      WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE, AND EXPECT TO INCUR LOSSES IN THE FUTURE.

      Since our inception, we have incurred significant losses. As of December 31, 2004, we had incurred an accumulated deficit of approximately $133 million. Losses are continuing and are expected to continue. We may not be able to achieve and sustain profitable operations.

      OUR REVENUES HAVE DECLINED SIGNIFICANTLY AND WILL CONTINUE TO DECLINE. WE DO NOT INTEND TO DEVOTE SUFFICIENT FUNDS TO MARKET TO ATTRACT NEW AUDIO BOOK CLUB MEMBERS AND OUR REVENUE BASES WILL CONTINUE TO ERODE.

      Because we significantly reduced our marketing expenditures for new members, our club membership and revenues declined significantly. Sales for the year ended December 31, 2004 decreased $17.8 million or 48.6% to $18.8 million as compared to $36.6 million for the year ended December 31, 2003. Audio Book Club sales decreased by $14.1 million to $12.3 million for the year ended December 31, 2004 from $26.4 million for the year ended December 31, 2003 principally due to a decrease in club membership as a result of a reduction in our advertising expenditures for new members. We do not anticipate conducting any significant new member acquisition marketing of Audio Book Club as we have moved to a new strategy to grow our business, as a result, our revenues will continue to decline until such time, if ever, as we successfully implement our new strategies.

      OUR PRODUCTS ARE SOLD IN A NICHE MARKET THAT MAY HAVE LIMITED FUTURE GROWTH POTENTIAL.

      Consumer interest in audiobooks and old-time radio may decline in the future, and growth trends in these markets may stagnate or decline. A decline in the popularity of audiobooks and old-time radio would limit our future growth potential and negatively impact our future operating results.

      WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCE FOR OUR PRODUCTS AND MAY LOSE SALES OPPORTUNITIES.

      Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook and old-time radio industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook and old-time radio markets are characterized by changing consumer preferences, which could affect our ability to:

      o     plan for product offerings;

      o     introduce new titles;

      o     anticipate order lead time;

      o     accurately assess inventory requirements; and

      o     develop new product delivery methods.

      WE MAY NOT BE ABLE TO LICENSE OR PRODUCE DESIRABLE SPOKEN WORD CONTENT, WHICH COULD REDUCE OUR REVENUES.

      We could lose sales opportunities if we are unable to continue to obtain the rights to additional premium spoken word content. We rely on third-party content providers to offer downloads of premium spoken word content. These third party providers include publishers. In some cases, we may be required to pay substantial fees to obtain this third party content. In order to provide a compelling service, we must license a wide variety of spoken word content to our customers with attractive usage rules such as CD recording, output to digital audio devices, portable subscription rights and other rights. In addition, if we do not have sufficient breadth and depth of the titles necessary to satisfy increased demand arising from growth in our customer base, our customer satisfaction may be affected adversely. We cannot guarantee that we will be able to secure licenses to spoken word content or that such licenses will be available on commercially reasonable terms. Some of our license agreements expire over the several months unless they are renewed.

      In addition, we have an agreement with a publisher under which we made periodic payments for a series of audiobook titles. The agreement provides us to make additional payments of approximately $700,000, some of which is past due. We do not believe that we can profitably license the additional titles and we are negotiating with the publisher to revise, amend or cancel the agreement.

      IF OUR THIRD-PARTY PROVIDERS FAIL TO PERFORM THEIR SERVICES PROPERLY, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

      Third-party providers conduct all of our Audio Book Club and a majority of our Radio Spirits customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members and Radio Spirits' customers could develop negative perceptions of our business, collections of receivables could be delayed, our operations might not function efficiently, our expenses may increase and our revenue may decline.

      OUR  FULFILLMENT  AGREEMENT  WITH A THIRD-PARTY  PROVIDER,  WHICH PROVIDES
VIRTUALLY ALL OF THE SERVICES FOR OUR AUDIO BOOK CLUB, EXPIRES APRIL 2005 AND NEW ARRANGEMENTS MAY BE MORE EXPENSIVE AND CREATE DISRUPTIONS IN SERVICE TO OUR AUDIO BOOK CLUB MEMBERS.

      Our fulfillment agreement with the third-party provider, which provides virtually all of the services for our Audio Book Club, expires in April 2005. While we are negotiating to extend such agreement to continue on a month-to-month basis, we cannot assure you that we will be able to enter into such an agreement Moreover, we anticipate that a month-to-month agreement will result in higher fulfillment costs. If we are required or elect to change fulfillment providers, there may be significant disruptions to our Audio Book Club members, which could result in decreased orders and higher returns and bad debts.

      IF OUR MARKETING STRATEGIES TO ACQUIRE NEW CUSTOMERS ARE NOT SUCCESSFUL OUR SALES WILL DECLINE AND OUR COSTS COULD INCREASE.

      If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase and we may acquire fewer new members than anticipated or the members we do acquire may not purchase as many products as we anticipate, return products at a higher rate than we expect or fail to pay for their purchases. As a result, our operating results would be negatively impacted and our sales growth would be inhibited.

      THE PUBLIC MAY BECOME LESS RECEPTIVE TO UNSOLICITED DIRECT MAIL CAMPAIGNS.

      The success of our direct mail campaigns is dependent on many factors including the public's acceptance of direct mail solicitations. Negative public reception of direct mail solicitations will result in lower customer acquisitions rates and higher customer acquisition costs and will negatively impact operating results and sales growth.

      NEW LAWS ADDRESSING THE SENDING OF E-MAILS MAY LIMIT OUR ABILITY TO MARKET OR SUBJECT US TO PENALTIES.

      New laws recently enacted to limit "spam" e-mails may impact our ability to conduct e-mail campaigns. While we attempt to only use "opt-in" e-mail addresses and to work with third parties whose lists consist of "opt-in" e-mails, the law may limit the number of third parties whose lists we can use or significantly reduce the number of e-mails within these lists. Limitations on our ability to continue the use of e-mail marketing campaigns could adversely affect our ability to attract new Audio Book Club members and increase our cost to acquire new members.

      THE CLOSING OF RETAIL STORES, WHICH CARRY OUR PRODUCTS COULD NEGATIVELY IMPACT OUR WHOLESALE SALES OF THESE PRODUCTS.

      Bankruptcy filings by major retailers may limit the number of outlets for our old-time radio products. With fewer chains and stores available as distribution outlets, competition for shelf space will increase and our ability to sell our products could be impacted negatively. Moreover, our wholesale sales could be negatively impacted if any of our significant retail customers were to close a significant number of their locations or otherwise discontinue selling our products.

      IF THIRD PARTIES OBTAIN UNAUTHORIZED ACCESS TO OUR MEMBER AND CUSTOMER DATABASES AND OTHER PROPRIETARY INFORMATION, WE WOULD LOSE THE COMPETITIVE ADVANTAGE THEY PROVIDE.

      We believe that our member file and customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our member and customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our member and customer databases and other proprietary know-how, trade secrets, ideas and concepts.

      Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.

      IF WE ARE UNABLE TO COLLECT OUR RECEIVABLES IN A TIMELY MANNER, IT MAY NEGATIVELY IMPACT OUR CASH FLOW AND OUR OPERATING RESULTS.

      We experienced bad debt rates of approximately 4.4% and 10.8% during the year ended December 31, 2004 and 2003, respectively. We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts, which would increase our expenses and reduce our assets.

      INCREASES  IN COSTS OF  POSTAGE  COULD  NEGATIVELY  IMPACT  OUR  OPERATING
RESULTS.

      We market through direct mailings to both our customers and prospective customers, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage, multiplied by the millions of mailings we conduct, would result in increased expenses and would negatively impact our operating results.

      WE FACE SIGNIFICANT COMPETITION FROM A WIDE VARIETY OF SOURCES FOR THE SALE OF OUR PRODUCTS.

      We may not be able to compete effectively because of the significant competition in our markets from many competitors, many of whom are better financed and have greater resources and from other competing products, which provide similar entertainment value. We compete with other web sites, retail outlets and catalogs, which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old-time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and DVDs. Many of these competitors are well-established companies, which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.

      A DECLINE IN CURRENT LEVELS OF CONSUMER SPENDING COULD REDUCE OUR SALES.

      The level of consumer spending directly affects our business. One of the primary factors that affect consumer spending is the general state of the local economies in which we operate. Lower levels of consumer spending in regions in which we have significant operations could have a negative impact on our business, financial condition or results of operations.

      WE HAVE NOT FULLY COMPLIED WITH THE TERMS OF ALL OF OUR LICENSE AGREEMENTS AND FAILURE TO DO SO MAY IMPAIR OUR ABILITY TO LICENSE PRODUCTS FROM SOME RIGHTSHOLDERS.

      As of the December 31, 2004, certain royalty payments have not been made and there have been no requests for royalty statements or payments in connection therewith. The publishers and other rightsholders have not requested royalty statements or payments. These amounts are accrued for and reflected in the Company's financial statements.

      IF WE ARE UNABLE TO COMPLETE OUR ASSESSMENT AS TO THE ADEQUACY OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING WHEN REQUIRED AND FUTURE YEAR-ENDS AS REQUIRED BY SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, INVESTORS COULD LOSE CONFIDENCE IN THE RELIABILITY OF OUR FINANCIAL STATEMENTS, WHICH COULD RESULT IN A DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK.

      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the issuer's internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such issuer's internal controls over financial reporting. In addition, the public accounting firm auditing a public company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. While we anticipate expending significant resources in developing the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of SEC 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations.

      THE EFFECTIVENESS OF OUR DISCLOSURE AND INTERNAL CONTROLS MAY BE LIMITED.

      Our disclosure controls and procedures and internal controls over financial reporting may not prevent all errors and intentional misrepresentations. Any system of internal control can only provide reasonable assurance that all control objectives are met. Some of the potential risks involved could include but are not limited to management judgments, simple errors or mistakes, willful misconduct regarding controls or misinterpretation. There is no guarantee that existing controls will prevent or detect all material issues or be effective in future conditions, which could materially and adversely impact our financial results in the future.

ADDITIONAL RISKS RELATING TO OUR CHANGE IN STRATEGY AND OUR DOWNLOADABLE SPOKEN WORD CONTENT OFFERINGS AND ONLINE INITIATIVES.

      OUR NEW STRATEGY TO FOCUS ON DOWNLOADABLE SPOKEN WORD CONTENT AND OUR PROPOSED LARRY KING ONLINE INITIATIVES IS SUBJECT TO MANY UNCERTAINTIES AND COULD RESULT IN CONTINUING LOSSES AND DECLINING REVENUES UNTIL SUCH TIME, IF EVER, IT IS SUCCESSFULLY IMPLEMENTED.

      Historically, we have sold audiobooks through a membership club format and other spoken word content, substantially all in hard goods format (audio cassettes and CDs). Over the past two years, we significantly reduced our new member and customer marketing activities. We intend to pursue a new strategy of pursuing the opportunities to sell downloadable spoken word content and selling hard good format content online. We have limited experience in the emerging and competitive downloadable content distribution business and cannot assure you that we will be successful in transiting, operating and growing our business.

      Because we intend to pursue a new strategy, which focuses on downloadable spoken word content and our proposed on-line club, we intend to phase out the Audio Book Club and will not devote the funds necessary to acquire new members to offset member attrition and/or expand our existing membership and customer bases. As a result, our revenue will continue to decline, which will continue to negatively impact our performance. We expect this trend to continue until such time, if even, as we generate significant revenue from the sale of downloadable spoken word content and attract and establish a meaningful customer base for our online Larry King website or other websites we may develop. We do not expect to begin to offer downloadable spoken word content until at least June 2005 or launch our proposed Larry King website until at least June 2005. There can be no assurance that we will meet these launch dates, or be able to successfully implement our new strategies or that implementation will result in increased revenues or profitable operations.

      THE DOWNLOAD SPOKEN WORD DISTRIBUTION BUSINESS IS NEW AND RAPIDLY EVOLVING AND MAY NOT PROVE TO BE A PROFITABLE OR EVEN VIABLE BUSINESS MODEL.

      Download spoken word distribution services are a relatively new business model for delivering digital media over the Internet. It is too early to predict whether consumers will accept, in significant numbers, online spoken word content services and accordingly whether the services will be financially viable. If download spoken word distribution services do not prove to be popular with consumers, or if these services cannot sustain any such popularity, our business and prospects would be harmed.

      OUR PROPOSED LARRY KING ON-LINE SERVICE MAY NOT ATTRACT NEW CUSTOMERS.

      We have signed an agreement with Larry King to form an online Larry King audio entertainment and education service, which we believe could build an income stream to replace the current negative option audiobook club. The celebrity spokesman and associated public relations activities are expected to lower acquisition costs of new members. We have not completed the design and development of our proposed Larry King web site and related strategies and cannot assure you that we will be successful in operating and growing the web site. If our efforts are not successful, we will not generate sufficient revenues to offset the expected continuing declining revenues from our Audit Book Club. Moreover, there can be no assurance that we will be able to reduce our cost of acquiring new members and overall operating costs as compared to our Audio Book Club.

      THE MARKET FOR OUR SERVICE IS UNCERTAIN AND CONSUMERS MAY NOT BE WILLING TO USE THE INTERNET TO PURCHASE SPOKEN AUDIO CONTENT, WHICH COULD HARM OUR BUSINESS.

      Downloading audio content from the Internet is a relatively new method of distribution and its growth and market acceptance is highly uncertain. Our success will depend in large part on more widespread consumer willingness to purchase and download spoken audio content over the Internet. Purchasing this content over the Internet involves changing purchasing habits, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited, and our business will be materially and adversely affected. We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits, and the quality of the audio content delivered.

      MANUFACTURERS OF ELECTRONIC DEVICES MAY NOT MANUFACTURE, MAKE AVAILABLE, OR SELL A SUFFICIENT NUMBER OF PRODUCTS SUITABLE FOR OUR SERVICE, WHICH WOULD LIMIT OUR REVENUE GROWTH.

      If manufacturers of electronic devices do not manufacture, make available, or sell a sufficient number of electronic devices enabled with the Windows Media Platform for downloadable spoken word content or if these players do not achieve sufficient market acceptance our sales could be adversely affected and our business will be materially and adversely affected. Microsoft competes with others for relationships with manufacturers of electronic devices with audio playback capabilities. Manufacturers of electronic devices have experienced delays in their delivery schedule of their digital players due to parts shortages and other factors. Although the content we intend to provide can be played on personal computers and burned to CDs for later listening, we believe that a key to our future success is the ability to playback this content on hand-held electronic devices that have digital audio capabilities.

      WE MUST PROVIDE DIGITAL RIGHTS MANAGEMENT SOLUTIONS THAT ARE ACCEPTABLE TO BOTH CONTENT PROVIDERS AND CONSUMERS.

      We must provide digital rights management solutions and other security mechanisms in our download spoken word distribution services in order to address concerns of content providers and authors, and we cannot be certain that content licensors or consumers will accept them. Content providers may be unwilling to continue to support portable subscription services. Consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available.

      Third-party providers of digital rights management software, such as Microsoft, may be unwilling to continue to provide such software to us upon reasonable or any terms. If we are unable to acquire these solutions on reasonable or any terms, or if customers are unwilling to accept these solutions, our business and prospects could be harmed.

      CAPACITY CONSTRAINTS AND FAILURES, DELAYS, OR OVERLOADS COULD INTERRUPT OUR SERVICE AND REDUCE THE ATTRACTIVENESS OF DOWNLOADING SPOKEN WORD TO POTENTIAL CUSTOMERS.

      Any capacity constraints or sustained failure or delay in downloading spoken word could reduce the attractiveness of downloading spoken word products which could materially and adversely affect our ability to implement our new strategy. The success of our new strategy depends on our ability to electronically, efficiently, and with few interruptions or delays distribute spoken audio content to potential customers. Accordingly, the performance, reliability, and availability of our Website, our transaction processing systems and our network infrastructure are critical to our operating results. We believe the potential instability of the Internet could mean that periodic interruptions to our new service could occur. These interruptions might make it difficult to download audio content from our Website in a timely manner and jeopardize prospective customer relationships.

      WE DO NOT HAVE A COMPREHENSIVE DISASTER RECOVERY PLAN AND WE HAVE LIMITED BACK-UP SYSTEMS, AND A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS AND COULD RESULT IN LOSS OF CUSTOMERS.

      If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations, and financial condition would be materially and adversely affected. We do not have a comprehensive disaster recovery plan in effect. Our operations depend upon our ability to maintain and protect our computer systems - all of which are located in our headquarters and at a third party offsite hosting facility. Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

      PROBLEMS   ASSOCIATED   WITH  THE  INTERNET   COULD   DISCOURAGE   USE  OF
INTERNET-BASED SERVICES AND ADVERSELY AFFECT OUR BUSINESS.

      If the Internet fails to develop or develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate or fail to grow. Our success will depend in large part on increasing use of the Internet. There are critical issues concerning the commercial use of the
Internet which we expect to affect the development of the market for downloadable spoken word, including:

      o Secure transmission of customer credit card numbers and other confidential information;

      o     Reliability and availability of Internet service providers;

      o     Cost of access to the Internet;

      o     Availability of sufficient network capacity; and

      o Ability to download audio content consistent with computer security measures employed by businesses.

      MORE CONSUMERS ARE UTILIZING NON-PC DEVICES TO ACCESS DIGITAL CONTENT, AND WE MAY NOT BE SUCCESSFUL IN GAINING WIDESPREAD ADOPTION BY USERS OF SUCH DEVICES.

      In the coming years, the number of individuals who access digital content through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to offer downloads of spoken word content on these alternative non-PC devices, we may fail to capture a sufficient share of an increasingly important portion of the market for digital media services or our costs may increase significantly.

      WE COULD BE SUED FOR CONTENT THAT WE DISTRIBUTE OVER THE INTERNET, WHICH COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

      A lawsuit based on the spoken word content we intend to distribute could be expensive and damaging to our business. As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency, and other claims based on the nature and content of the materials that we publish or distribute to customers. Our liability insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability. If we are found liable in excess of the amount of our insurance coverage, we could be liable for substantial damages. Our reputation and business may suffer even if we are not liable for significant financial damages.

      FUTURE GOVERNMENT REGULATIONS MAY INCREASE OUR COST OF DOING BUSINESS ON THE INTERNET, WHICH COULD ADVERSELY AFFECT OUR COST STRUCTURE.

      Laws and regulations applicable to the Internet, covering issues such as user privacy, pricing, and copyrights are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could force us to modify our services in ways that could adversely affect our business.

      WE MAY BECOME SUBJECT TO SALES AND OTHER TAXES FOR DIRECT SALES OVER THE INTERNET, WHICH COULD AFFECT OUR REVENUE GROWTH.

      Increased tax burden could make our service too expensive to be competitive. We do not currently collect sales or other similar taxes for download of content. Nevertheless, one or more local, state, or foreign jurisdictions may require that companies located in other states collect sales taxes when engaging in online commerce in those states. If one or more states successfully assert that we should collect sales or other taxes on the download of spoken word content, the increased cost to our customers could discourage them from purchasing our services, which would materially and adversely affect our business.

      WE MAY NOT BE ABLE TO PROTECT OUR LICENSES OR OUR INTELLECTUAL PROPERTY, WHICH COULD JEOPARDIZE OUR COMPETITIVE POSITION.

      If we fail to protect our licenses or our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our licenses or other intellectual property. We rely on a combination of licenses, confidentiality agreements, and other contracts to establish and protect our intellectual property rights. We may have to litigate to enforce our licenses or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and other resources, which would harm our business.

      OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR COPYRIGHTS OR PATENTS, WHICH COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

      Any claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering downloads of spoken word content. Any of these events could have a material adverse effect on our business, operating results, and financial condition.

      THE ONLINE CONTENT DISTRIBUTION INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY, WHICH WOULD HARM OUR BUSINESS.

      We will face competition in all aspects of our online business and we cannot assure you that we will be able to compete effectively. We will compete for consumers of spoken word content with other Internet-based audio distributors, as well as with our existing, competitors, such as distributors of audio on cassette tape or compact disc. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences, and the emergence of new and established companies. We will also continue to compete with (i) book store chains deep-discount retailers, retail stores, mass merchandisers, mail order catalogs, clubs, and libraries that sell, rent, or loan audiobooks on cassette tape or compact disc, such as Borders, Barnes & Noble, (ii) online retailers such as Amazon.com, (iii) websites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player, (iv) other companies offering services similar to ours, such as Audible AudioFeast, iTunes, and (v) online and Internet portal companies such as America Online, Inc., and Yahoo! Inc., and, which have the potential to offer audio content. Moreover Audible, Inc., has begun to establish itself as a leader in downloadable spoken word content distribution. Many of these companies have financial, technological, promotional, and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with our services and products.

RISKS RELATING TO OUR CAPITAL STRUCTURE

      OUR ABILITY TO USE OUR NET OPERATING LOSSES WILL BE LIMITED IN FUTURE PERIODS, WHICH COULD INCREASE OUR TAX LIABILITY.

      Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves. We are unable to determine the availability of net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.

      UPON EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, THE NUMBER OF SHARES OF COMMON STOCK WHICH COULD BECOME AVAILABLE FOR SALE BY THE SELLING SECURITYHOLDERS, FROM TIME TO TIME, IS SUBSTANTIAL IN RELATION TO OUR CURRENTLY OUTSTANDING COMMON STOCK AND THE PUBLIC FLOAT OF OUR COMMON STOCK, AND COULD CAUSE DOWNWARD PRESSURE ON THE MARKET PRICE FOR OUR COMMON STOCK.

      Upon effective of the registration statement of which this prospectus is a part, the selling securityholders will be able to freely sell all of the shares registered herein on their behalf. The number of shares of common stock registered for resale under this prospectus is significantly greater than the number of shares currently outstanding and in the public float. If selling securityholders determine to sell a significant number of shares into the market at any given time, including upon their own conversion of Series D Shares or exercise of Warrants or other securities or a forced conversion by MediaBay, there likely will not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our common stock, or even the availability of such a large number of shares, could continue to depress the trading market for our common stock over an extended period of time

      OUR STOCK PRICE HAS BEEN AND COULD CONTINUE TO BE EXTREMELY VOLATILE.

      The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

      o     Timely and successful implementation of our new strategies;

      o     actual or anticipated variations in our quarterly operating results;

      o     announcements by us or other industry participants;

      o     factors affecting the market for spoken word content;

      o     changes in national or regional economic conditions;

      o changes in securities analysts' estimates for us, our competitors' or our industry or our failure to meet such analysts' expectations; and

      o     general market conditions.

      OUR STOCK PRICE MAY DECLINE IF WE ARE UNABLE TO MAINTAIN OUR LISTING ON NASDAQ

      Our Common Stock is currently below the minimum per share requirement ($1.00) for continued listing on the Nasdaq National Market and we have received a letter dated March 8, 2005 from Nasdaq Stock Market, Inc. stating that we are not in compliance with the minimum per share requirement ($1.00) for continued listing on the exchange under Nasdaq Marketplace Rule 4310(c)(4). We have 180 days to demonstrate compliance by having our stock trade over $1.00 for a minimum of ten consecutive trading days, or are subject to delisting by Nasdaq.

      A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD IN THE MARKET IN THE NEAR FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

      As of April 26, 2005, we had outstanding approximately 35.4 million shares of common stock. In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, having been registered for resale or held by their holders for over two years and are eligible for sale under Rule 144(k). There are currently outstanding options and warrants to purchase and convertible preferred stock convertible into an aggregate of approximately 165 million shares of our common stock. To the extent any of our warrants or options are exercised or convertible preferred stock is converted, your percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

      BECAUSE OUR BOARD OF DIRECTORS CONSISTS OF THREE CLASSES, IT MAY BE MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY.

      Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered board of directors may make it more difficult for a third party to acquire, or may discourage acquisition bids for our company.

      OUR OUTSTANDING PREFERRED STOCK AND OUR ABILITY TO DESIGNATE ADDITIONAL PREFERRED STOCK COULD ADVERSELY EFFECT THE RIGHTS OF OUR COMMON STOCKHOLDERS.

      Our Articles of Incorporation authorize our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock without shareholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. We currently have four series of preferred stock outstanding all of which have liquidation preferences senior to our common stock. Three of these series have approval rights with respect to amendments to our articles of incorporation which adversely affect the preferred stock, incurrence of indebtedness, payment of dividends and distributions, redemption of capital stock, the creation of other series of capital stock convertible into our common stock. Moreover, two of the series of preferred stock have voting rights, including an approval right with respect to certain corporate events, such as, mergers and other business contribution and certain sales and transfer of assets. The existence of our outstanding preferred stock and designation of additional series of preferred stock in the future could, among other results, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.


            SPECIAL INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus and in the documents incorporated by reference herein constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of our management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations, include, without limitation our ability to implement our new strategy and transition our business and the risks related thereto: our history of losses and declining revenues; our ability to license and sell new spoken word content, obtain additional financing, anticipate and respond to changing customer preferences, license and produce desirable content, protect our databases and other intellectual property from unauthorized access, and collect receivables; dependence on third-party providers, suppliers and distribution channels; competition; the costs and success of our marketing strategies, product returns, member attrition; and risks relating to our capital structure. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling securityholders. Any proceeds we receive from the exercise of warrants or options for cash will be added to our working capital. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling securityholders.

         SECURITYHOLDERS FOR WHICH SHARES ARE BEING REGISTERED FOR SALE

      The following table sets forth information as of April 26, 2005, with respect to the securityholders for which shares are being registered for sale.

      The table below assumes for calculating each selling securityholder's beneficial percentage ownership that options, warrants and/or convertible securities that are held by such selling securityholder (but not held by any other selling securityholder or person) and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. The table also assumes the sale of all of the shares registered for sale by the selling securityholder pursuant to this prospectus.

                                                                                      Shares Beneficially         % of Shares
                                         Beneficial Ownership                         Owned Assuming the       Beneficially Owned
Securityholders for Which Shares are     of Shares of Common    Shares Registered     Sale of the Shares      Assuming the Sale of
Being Registered for Sale                       Stock               for Sale              Registered          the Shares Registered
------------------------------------     -------------------    -----------------     --------------------    ---------------------
Satellite Strategic Finance Associates,          1,824,292(2)      25,264,962(3)(4)                      0                    0%
LLC (1)

Satellite Strategic Finance Partners,            1,824,292(2)      38,967,993(3)(6)                      0                    0%
Ltd.(5)

CCM Master Qualified Fund, Ltd. (7)              1,824,292(2)      42,613,637(3)(8)                      0                    0%

Radcliffe SPC, Ltd. for and on behalf
of the Class A Convertible Crossover
Segregated Portfolio (9)                         1,824,292(2)     17,045,455(3)(10)                      0                    0%

Palisades Master Fund, L.P. (11)                 1,824,292(2)      8,522,728(3)(12)                      0                    0%

Forest Hill Select Fund, L.P.(13)                1,819,520(2)      5,777,900(2)(14)                      0                    0%

Forest Hill Select Offshore, Ltd.(13)                 924,101      1,154,215(2)(15)                      0                    0%

Lone Oak Partners, L.P.(13)                         1,073,582      1,333,525(2)(16)                      0                    0%

John F. Levy(17)                                    1,047,215            25,974(18)              1,021,241                  2.8%

Financial Globe Inc.(19)                              300,000           300,000(20)                      0                    0%

Rubenstein Investor Relations, Inc.(21)                80,000            80,000(22)                      0                    0%

Tim Clemenson                                          10,000            10,000(22)                      0                    0%

William Swalm                                          10,000            10,000(22)                      0                    0%

Carl Amari                                            325,125            50,000(20)                275,125                     *

                                                                                      Shares Beneficially         % of Shares
                                         Beneficial Ownership                         Owned Assuming the       Beneficially Owned
Securityholders for Which Shares are     of Shares of Common    Shares Registered     Sale of the Shares      Assuming the Sale of
Being Registered for Sale                       Stock               for Sale              Registered          the Shares Registered
------------------------------------     -------------------    -----------------     --------------------    ---------------------
Bridges & Pipes(23)                                   251,765            50,000(20)                201,765                     *

Brunella Jacs LLC(24)                                 130,000           100,000(20)                 30,000                     *

Stephen Bunzl                                         100,000           100,000(20)                      0                     *

Marvin Haas                                           107,952            50,000(20)                 57,952                     *

Investor Relations International(25)                  100,000           100,000(20)                      0                    0%

Michael Isaacs                                         20,000            20,000(20)                      0                    0%

Denis Levin                                            40,000            40,000(22)                      0                    0%

MFW Associates(26)                                     50,000            50,000(20)                      0                    0%

Myles Wittenstein                                      50,000            50,000(20)                      0                    0%

Brian Zecher                                           62,500             6,250(20)                 56,250                     *

Norton Herrick(27)                                 18,204,839             3,145,964             15,058,875                 31.7%

Celebrity Newsletter, LLC(28)                          25,000                25,000                      0                    0%

Merriman Curhan, Ford & Co. (29)                    6,443,182         8,053,978(30)                      0                    0%

Duncan Capital, LLC(31)                               892,380           894,887(32)                176,471                     *

--------------
*     Less than 1%

1. The selling securityholder has advised us that the natural persons that have voting and dispositive power over the securities are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin, each a member of Satellite Fund Management, LLC, the general partner of Satellite Asset Management, L.P., the investment manager of the selling securityholder.

2. As a result of the Blockers which limit the holders of Series D Preferred and Warrants to convert or exercise such securities, as the case may be, the selling securityholders beneficial ownership of our outstanding common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, is limited to 4.9% as of the date of this prospectus.

3. In connection with the Financing, MediaBay agreed to register 125% of the initially issuable to such selling stockholders, such that such shares are covered by this registration statement in the event of our adjustment to the conversion price of the Series D Preferred and/or exercise price of the Warrants. The 25% of the shares in excess of the shares of common stock initially issuable to such selling securityholders upon conversion of the Series D Preferred and exercise of the Warrants and, in the case of Satellite Strategic Finance Associates LLC and Satellite Strategic Finance Partners, Ltd., upon the exercise of the Satellite Warrants are referred to as the "Additional Shares." The Additional Shares may also be issued to such selling securityholders as payment of dividends on the Series D Preferred.

4. Represents (i) 13,409,091 shares issuable upon conversion of Series D Preferred, (ii) 6,704,545 shares issuable upon exercise of Warrants, (iii) 98,333 shares issuable upon exercise of a Satellite Warrant and (iv) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrant.

5. The selling securityholder has advised us that the natural persons that have voting and dispositive power over the securities are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin, each a member of Satellite Fund Management, LLC, the general partner of Satellite Asset Management, L.P., the investment manager of the selling securityholder.

6. Represents (i) 20,681,818 shares issuable upon conversion of Series D Preferred, (ii) 10,340,909 shares issuable upon exercise of Warrants,
      (iii) 151,667  shares  issuable  upon exercise of a Satellite  Warrant and
      (iv) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrant.

7. The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities is Clint D. Coghill, the managing member of Coghill Capital Management LLC, the investment manager of the selling securityholder.

8.    Represents  (i)  22,727,273  shares  issuable upon  conversion of Series D
      Preferred,  (ii) 11,363,636  shares issuable upon exercise of Warrants and
      (iii) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrants.

9. Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by the selling securityholder.

10.   Represents  (i)  9,090,909  shares  issuable  upon  conversion of Series D
      Preferred,  (ii) 4,545,455  shares  issuable upon exercise of warrants and
      (iii) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrants.

11. PEF Advisors, Ltd. ("PEF"), a British Virgin Islands corporation, serves as general partner and principal investment manager to the selling securityholder, and as such has been granted investment discretion over the selling securityholder's investments. As of April 20, 2005, Mr. David Batista has authority regarding the portfolio management decisions of PEF with respect to the shares of common stock owned by the selling security holder. Mr. Batista may be deemed to have dispositive and voting power over the shares of common stock owned by the selling security holder. However, Mr. Batista does not have the right to receive dividends from, or the proceeds from the sale of, such common stock held by the selling shareholder and disclaims any beneficial ownership of such shares of such common stock.

12.   Represents  (1)  4,545,455  shares  issuable  upon  conversion of Series D
      Preferred,  (ii) 2,272,728  shares  issuable upon exercise of Warrants and
      (iii) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrant.

13. The selling securityholder has advised us that the natural person that has voting and dispositive power over the securities is Mark Lee, President of Forest Hill Capital, LLC, which is the General Partner of the selling securityholder. In December 2004, we entered into a letter agreement with Forest Hill Select Fund, L.P., Forest Hill Offshore Ltd. and Lone Oak Partners, L.P. affiliates of Forest Hill Capital, LLC (collectively, the "Forest Entities") extending the date by which we are required to file a registration statement covering the securities issued to Forest Hill entities (the "Registration Statement") to January 31, 2005. As considera-tion for this extension, we issued to the Forest Hill Entities warrants to purchase an aggregate of 50,000 shares of our common stock, exercisable until December 14, 2008 at a price of $1.42 per share. On February 8, 2005. we entered into another letter agreement with the Forest Hill Entities extending the date by which we were require to file the Registration Statement to May 1, 2005 (the "Extension"). As consideration for the Extension, we issued an aggregate of 119,048 shares of our common stock (the "January Shares"), based on the last sale price of the common stock on February 8, 2005 of $0.84. We also agreed that if the last sale price of the common stock on the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date") is below $0.75, we will pay an aggregate of $250,000 less the value of the January Shares on the Effective Date in cash or in shares of common stock, at the Forest Hill entities' option. We also granted the Forest Hill entities the right to require us to purchase an aggregate of 200,000 shares of our common stock from the Forest Hill entities at a price of $3.00 per share if, at any time prior to the Effective Date, the last sale price of the common stock is above $4.00 per share.

      As part of the Financing, the Forest Hill Entities exchanged 1.8 million shares of common stock and 400,000 common stock warrants purchased by them from us in October 2004 for $900,000 of the Offering Securities. The Forest Hill Entities also purchased an additional $1.0 million of the
      Offering Securities. We also agreed to include an additional 119,048 shares of common stock, as well as 50,000 shares of common stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, for resale in the Financing Registration Statement.

14. Represents (i) 92,593 shares, (ii) 39,000 shares issuable upon exercise of Other Warrants, (iii) 3,011,364 shares issuable upon conversion of Series D Preferred, (iv) 1,505,682 shares issuable upon exercise of Warrants and
      (v) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrant.

15. Represents (i) 2,646 shares, (ii) 1,000 shares issuable upon exercise of Other Warrants, (iii) 613,636 shares issuable upon conversion of Series D Preferred, (iv) 306,819 shares issuable upon exercise of Warrants and (v) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrant.

16. Represents (i) 23,810 shares, (ii) 10,000 shares issuable upon exercise of Other Warrants, (iii) 693,181 shares issuable upon conversion of Series D Preferred, (iv) 346,591 shares issuable upon exercise of Warrants and (v) Additional Shares which may be issuable to the selling securityholder. Assumes full exercise of the Preferred Warrant.

17. John Levy is Vice Chairman, Chief Financial Officer and a director of MediaBay. On May 7, 2003, we sold 3,350 shares of a newly created Series B Stock with a liquidation preference of $100,000 per share for $335,000. Of the total sold, 200 shares ($20,000) were purchased by John Levy, Vice Chairman and Chief Financial Officer. Under a subscription agreement, certain "Piggy-rights" registration rights were granted.

18. Represents shares issuable upon conversion of Series B Convertible Preferred Stock.

19. The selling securityholder has advised us that the natural person who has voting and dispositive power over the securities is Gary Trump, President of the selling securityholder.

20.   Represents shares issuable upon exercise of Other Warrants.

21. The selling securityholder has advised us that the natural persons who have voting and dispositive power over the securities are Richard
      Rubenstein, President of the selling securityholder, and Steven Rubenstein, Secretary of the selling securityholder.

22.   Represents shares issuable upon exercise of options.

23. The selling securityholder has advised us that the natural person who has voting and dispositive power over the securities is David Fuchs, managing member of the selling securityholder.

24. The selling securityholder has advised us that the natural person who has voting and dispositive power over the securities is Stanley Katz, a Partner of the selling securityholder.

25. The selling securityholder has advised us that the natural person who has voting and dispositive power over the securities is Haris Tajyar, owner of the selling securityholder.

26. The selling securityholder has advised us that the natural persons who have voting and dispositive power over the securities are Myles Wittenstein and Dan Purjes, each a managing member of the selling securityholder.

27. Norton Herrick is a principal shareholder of MediaBay. Mr. Herrick was Chairman and a director of MediaBay until May 1, 2003. In additional, following are other material relationships between MediaBay and Mr. Herrick.

         On October 3, 2002, MediaBay and Huntingdon Corporation, a company wholly-owned by Mr. Herrick ("Huntingdon" and, together with Norton Herrick, the "Herrick Entities") entered into an agreement pursuant to which Huntingdon agreed to loan MediaBay $1.5 million (the "October Agreement").

         During August and September of 2002, Norton Herrick advanced $1.0 million to MediaBay, which was converted into a $1.0 million principal amount convertible promissory note payable to Huntingdon under the October Agreement. This note bore interest at the prime rate plus 2 1/2 %, was convertible into shares of common stock at a rate of $2.00 per share and is due September 30, 2007, except that the holder could make a demand for repayment after our then existing credit facility was repaid. In connection with the transaction, we issued to Huntingdon a ten-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.00 per share.

         Pursuant to the October Agreement, on October 10, 2002, we issued to Huntingdon an additional $150,000 principal amount convertible promissory note to Huntingdon. This note was convertible into shares of common stock at a rate of $2.00 per share. The remaining terms of the note were similar to those of the initial note issued under the October Agreement. Warrants to purchase 37,500 of shares of common stock at an exercise price of $2.00 were also issued to Huntingdon. The remaining terms of this warrant were similar to those of the initial warrant issued under the October Agreement.

         Pursuant to the October Agreement, on November 15, 2002, we issued to Huntingdon an additional $350,000 principal amount convertible promissory note to Huntingdon (the "Third Note"). The Third Note is convertible into shares of common stock at a rate of $1.25 per share. The remaining terms of the Third Note were similar to those of the initial note issued under the October Agreement. At the time of the loan, warrants to purchase 140,000 of shares of common stock at an exercise price of $1.25 were also issued to Huntingdon. The remaining terms of this warrant were similar to those of the initial warrant issued under the October Agreement.

         Pursuant to the October Agreement, each of the $2.5 million and $500,000 principal amount convertible notes previously issued to Huntingdon were amended to, among other things, extend the maturity date to September 30, 2007, provided that the holder of either note could demand repayment of the note on or after our credit facility is repaid. The $800,000 principal amount convertible note issued to Huntingdon was also amended on October 3, 2002 to, among other things, extend the maturity date to September 30, 2007, provided that beginning on the 90th day after our then-existing credit facility was repaid the holder could demand repayment.

         Also on October 3, 2002, the $1,984,000 principal amount convertible promissory note previously issued to Norton Herrick amended to, among other things, extend the maturity dates to September 30, 2007; except that the holder could demand repayment of the note on or after October 31, 2004 if our then-existing credit facility has been repaid.

         On November 15, 2002, we entered into an agreement with Norton Herrick pursuant to which Norton Herrick agreed to resign as Chairman upon the lenders under the senior credit facility consent to such resignation or the Company's repayment of the facility as to permit Carl Wolf to become Chairman. As consideration, Mr. Herrick was given the right to nominate up to four members of our Board of Directors and we agreed not to increase the number f directors to more than seven members without Mr. Herrick's consent.

         On November 15, 2002, in connection with entering into an employment agreement with Norton Herrick, we entered into an indemnification agreement with Mr. Herrick pursuant to which, we agreed to indemnify Mr. Herrick to the maximum extent permitted by the corporate laws of the State of Florida or, if more favorable, our Articles of Incorporation and By-Laws in effect at the time the agreement was executed, against all claims (as defined in the agreement) arising from or out of or related to Mr. Herrick's services as an officer, director, employee, consultant or agent of our company or any subsidiary or in any other capacity.

         Companies wholly owned by Norton Herrick, a principal shareholder, have in the past provided accounting, administrative, legal and general office services to us at cost since our inception. Companies wholly owned by Norton Herrick have also assisted us in obtaining insurance coverage without remuneration. We paid or accrued to these entities
         $88,000, $430,000 and $292,000 for these services during the years ended December 31, 2001, 2002 and 2003, respectively. In addition, a company wholly owned by Norton Herrick provided us with access to a corporate airplane during 2001 and 2002. We generally paid the fuel, fees and other costs related to our use of the airplane directly to the service providers. For use of this airplane, we paid rental fees of approximately $14,000 in each of 2001 and 2002 to Mr. Herrick's affiliate. As of December 31, 2003 we owed to Mr. Herrick and his affiliates $895,000 for reimbursement of such expenses and services. From January 1, 2004 through April 27, 2004, we repaid approximately $187,000 of this amount and, on April 28, 2004, in connection with the agreements described below, we agreed to repay the remaining approximately $639,000 as follows: (i) Mr. Herrick $40,500 per month on the first of each month from May 2004 through and including July 2005 and (ii) $31,410 on August 1, 2005.

         On May 1, 2003, we entered into a two-year consulting agreement with XNH Consulting Services, Inc. ("XNH"), a company wholly-owned by Norton Herrick. The agreement provided, among other things that XNH will provide consulting and advisory services to us and that XNH will be under the direct supervision of the our Board of Directors. For its services, we agreed to pay XNH a fee of $8,000 per month and to provide Mr. Herrick with health insurance and other benefits applicable to our officers to the extent such benefits may be provided under our benefit plans. The consulting agreement provided that the indemnification agreement with Mr. Herrick entered into on November 15, 2002 pursuant to which, we agreed to indemnify Mr. Herrick to the maximum extent permitted by the corporate laws of the State of Florida or, if more favorable, our Articles of Incorporation and By-Laws in effect at the time the agreement was executed, against all claims (as defined in the agreement) arising from or out of or related to Mr. Herrick's services as an officer, director, employee, consultant or agent of ours or any subsidiary or in any other capacity shall remain in full force and effect and to also indemnify XNH on the same basis. Mr. Herrick resigned as our Chairman effective May 1, 2003 and Mr. Herrick and we terminated the employment agreement signed as of November 2, 2002 on May 1, 2003.

         Effective December 31, 2003, we agreed with Norton Herrick to terminate the two-year consulting agreement with XNH, we agreed to pay XNH a fee of $7,500 per month for 16 months commencing on January 1, 2004 and to provide Mr. Herrick with health insurance and other benefits applicable to our officers to the extent such benefits may be provided under our benefit plans. The termination agreement provides that the indemnification agreement with Mr. Herrick entered into on November 15, 2002 shall remain in full force and effect and to also indemnify XNH on the same basis. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In April 2004, we amended the termination agreement such that we are longer required to either pay Herrick the $7,500 each month or to provide Herrick with health insurance and other benefits applicable to our officers. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In accordance with the agreement, we paid or reimbursed certain health insurance premiums for Mr. Herrick.

         On July 31, 2003, Norton Herrick exercised options to purchase 300,000 shares of our common stock at an exercise price of $.50 per share pursuant to an Option Agreement dated November 23, 2001. The options were exercised on a "cash-less" basis and the closing stock price on July 31, 2003 was $.78. Accordingly, we issued to Mr. Herrick a certificate for 107,692 shares of our common stock.

         During the three months ended September 30, 2003, Norton Herrick provided a $100,000 guarantee to a vendor. We subsequently paid the vendor and the guarantee expired. Mr. Herrick received no compensation and did not profit from the transaction.

         During the three months ended September 30, 2003, Norton Herrick also loaned MediaBay $100,000. The loan was subsequently converted into an investment by Huntingdon, in the $1,065,000 bridge financing completed on October 1, 2003. Carl Wolf, our Chairman, also purchased a $100,000 note in this financing. In consideration, we issued to each of Huntingdon and Mr. Wolf a $100,000 principal amount note due October 1, 2004. The notes are identical to all other notes issued in the financing and bear interest at the rate of 18% per annum, payable at maturity. In connection with the issuance of the notes, we agreed, subject to receipt of shareholder approval, to issue to each of Huntingdon and Mr. Wolf warrants to purchase 25,000 shares of common stock at an exercise price of $.80 and agreed to issue to each of them warrants to purchase an additional 25,000 shares of common stock if the notes are not repaid on April 1, 2004 at an exercise price per share equal to the closing sale price of our common stock on March 31, 2004.

         We entered into an agreement with Norton Herrick dated November 7, 2003 (the "November Agreement") whereby Mr. Herrick agreed to pay amounts owed to us under Section 16(b) of the Securities Exchange Act of 1934 as a result of various transactions which are attributable to Mr. Herrick occurring within less than six months of each other that involved our securities. Mr. Herrick agreed to pay us the sum of $1,742,149, (the "Payment") by delivering to us for cancellation within ten (10) days of the date of the November Agreement, shares of our common stock and/or warrants to purchase shares of common stock with an aggregate value equal to the Payment. Under the November Agreement, the value of each share of common stock delivered under the Agreement is equal to the last sale price of our common stock on the trading day immediately prior to the date on which the shares of common stock were delivered (the "Market Price"). The value of any warrant delivered under the November Agreement is equal to the Market Price of the underlying shares less the exercise price of the warrant. Mr. Herrick delivered the shares of common stock and warrants pursuant to the November Agreement on Monday, November 17, 2003, with the value of the securities based on the Market Price on November 14, 2003 of $.94 per share of common stock. As part of the Payment, Mr. Herrick returned to us 1,095,372 shares of our common stock. Based on the Market Price, the aggregate value of these shares is $1,029,650. Also, as part of the Payment, Mr. Herrick deposited warrants to purchase 1,875,000 shares of our common stock. Based on the Market Price ($.94) less the exercise price of the warrants ($.56), the aggregate value of these warrants was $712,500. Of the 1,875,000 warrants deposited, 1,650,000 became exercisable May 14, 2001 and 225,000 became exercisable February 22, 2002.

         In 2003 and 2002, Norton Herrick advanced $360,000 and $372,000, respectively, to certain of our vendors and professional firms as payment of amounts owed to them. As we made payments to these vendors, the vendors repaid the amounts advanced to them by Mr. Herrick. Mr. Herrick received no interest or other compensation for advancing the monies. As of April 12, 2004, none of the advances were outstanding.

         On January 29, 2004, we issued $4,000,000 aggregate principal amount of promissory notes (the "2004 Notes") and warrants to purchase 2,352,946 shares of common stock to 13 institutional and accredited investors. In connection with this offering, Norton Herrick and Huntingdon entered into a letter agreement with the purchasers of the 2004 Notes pursuant to which they granted to the holders of the 2004 Notes in the event of an Event of Default (as defined in the 2004 Notes) the rights to receive payment under certain secured indebtedness owed by us to Norton Herrick and Huntingdon and to exercise their rights under security agreements securing such secured indebtedness. Pursuant to the letter agreement, Norton Herrick and Huntingdon also executed Powers-of-Attorney in favor of a representative of the 2004 Note holders pursuant to which such representative may, following an Event of Default, take actions necessary to enforce the 2004 Note holders rights under the letter agreement, including enforcing Norton Herrick's and Huntingdon's rights under the security agreements. On April 12, 2004, the notes were converted into common stock. In consideration for Huntingdon's consent to the Financing and execution of the letter agreement upon receipt of shareholders' approval, we agreed to reduce the conversion price of $1,150,000 principal amount of convertible promissory notes held by Huntingdon from $2.00 to $1.27 and $500,000 principal amount of convertible promissory notes held by Huntingdon from $1.82 to $1.27.

         On April 28, 2004 we entered into a new credit agreement. Herrick, Huntingdon and N. Herrick Irrevocable ABC Trust (the "Trust"), of which Herrick was the beneficiary, consented to the new credit agreement and the other transactions described above and entered into a subordination agreement with Zohar. The new credit agreement required the aggregate amount of principal and interest owed by us to Herrick, Huntingdon and the Trust be reduced to $6,800,000 ("Permissible Debt") by June 1, 2004, and that the Permissible Debt would be further reduced by up to an additional $1,800,000 if we did not raise at least $2,000,000 in additional equity in each of the two calendar years following the execution of the new credit agreement. MediaBay received a fairness opinion in connection with this transaction.

         Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Herrick exchanged accrued and unpaid interest and dividends (including accrued and unpaid interest distributed by the Trust to Herrick) owed to Herrick aggregating $1,181,419 into (i) 11,814 shares of Series C Convertible Preferred Stock with a liquidation preference of $100 per share convertible into an aggregate of 1,514,615 shares of common stock at an effective conversion price of $0.78, and (ii) warrants to purchase 3,029,230 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $0.53.

         Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Huntingdon exchanged the principal of the $500,000 principal amount note, $1,000,000 principal amount note, $150,000 principal amount note and $350,000 principal amount note held by Huntingdon, plus accrued and unpaid interest owed to Huntingdon aggregating $1,171,278 into (i) 31,713 shares of Series C Convertible Preferred Stock convertible into an aggregate of 4,065,768 shares of Common Stock at an effective conversion price of $0.78, and (ii) warrants to purchase an aggregate of 8,131,538 shares of Common Stock. The warrants are exercisable until April 28, 2014 at an exercise price of $0.53. If the amount of the Permissible Debt was required to be reduced due to our failure to raise the requisite additional equity, such reduction would have automatically occur by the exchange of Permissible Debt held by Huntingdon for additional shares of Series C Convertible Preferred Stock in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of common stock equal to two times the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.

         Herrick and Huntingdon agreed not to demand repayment of their debt until the earlier of (i) the repayment of the New Credit Agreement or
         (ii) June 28, 2007. The remaining promissory notes held by Herrick, Huntingdon and the Trust were guaranteed by certain subsidiaries of MediaBay and secured by a lien on the assets of the Company and certain subsidiaries of MediaBay.

         In connection with the Financing, we also entered into an agreement with the Herrick Entities, pursuant to which, concurrently with the
         Financing:

         o all $5.784 million principal amount of our convertible notes owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of our Series A Preferred Stock were converted into an aggregate of approximately 12.2 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $0.56 per share;

         o we also agreed to redeem the remaining 14,316 shares of Series A Preferred Stock held by the Herrick Entities and all 43,527 of their shares of our Series C Preferred Stock (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

         o the Herrick Entities waived certain of their registration rights and we agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and

         o the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as we were required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred Stock and the Series C Preferred Stock.

         o Herrick and Huntingdon also entered into a voting agreement and proxy with us pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave us a proxy to vote their shares, at the direction of the Company's Board of Directors, until the Effective Date.

         On March 23, 2005 in connection with Financing, MediaBay, Herrick and Huntingdon entered into a voting agreement whereby Herrick and Huntingdon authorized the chairman and/or president of MediaBay to vote their voting securities pursuant to the terms of the March 2005 transaction and in accordance with MediaBay's Board of Directors.

         Also on March 23, 2005 in connection with March 2005 transactions, we entered into a registration rights agreement dated the date hereof with Herrick and Huntingdon in which Herrick and Huntingdon were granted the same automatic registration rights as the Investors under the Registration Rights Agreement with respect to the shares of common stock issuable to Herrick and Huntingdon upon conversion of the Herrick Notes and Series A Preferred Stock.

         We also entered into another registration rights agreement dated March 23, 2005, with Herrick and Huntingdon in which we agreed to register the shares of our common stock issuable to Herrick and Huntingdon upon exercise of the warrants held by Herrick and Huntingdon in a registration statement to be filed with the SEC within 30 days following the effective date of this registration statement.

         We also paid to Norton Herrick and Huntingdon all accrued and unpaid interest dividends due to them in the amount $2,271,000.

28. The selling securityholder has advised us that the natural persons who have voting and dispositive power over the securities are James Kaplove, Ronald Nash, Drew Sheinman and Martin Zeiger, each a Manager of the selling securityholder.

29. The selling securityholder has advised us that the natural persons who have voting and dispositive power over the securities are John Hiestand, CFO of the selling securityholder, Jon Merriman, CEO of the selling securityholder, and Greg Curhan, President of the selling securityholder.

30.   Assumes full exercise of the Preferred Warrants.

31. The selling securityholder has advised us that the natural person who has voting and dispositive power over the securities is David Fuchs, President of the selling securityholder.

32.   Assumes full exercise of the Preferred Warrants.

                              PLAN OF DISTRIBUTION

      The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

      o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

      o an exchange distribution in accordance with the Rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker/dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker/dealers engaged by the selling securityholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling securityholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions to exceed what is customary in the types of transactions involved.

      The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

      The selling shareholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling securityholders have informed MediaBay that they do not have any agreement or understanding, directly or indirectly, with any person to distribute MediaBay common stock.

      MediaBay is required to pay all fees and expenses incident to the registration of the shares. MediaBay has agreed to indemnify the selling securityholders who purchased securities in the Financing against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 INDEMNIFICATION

      Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to MediaBay or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

      We have entered into indemnification agreements with some of our employees, officers and consultants. Under the terms of the indemnity agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and related expenses. Provided however, that the employee, officer or consultant shall reimburse us for the amounts if the individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  LEGAL MATTERS

      The legality of the shares of common stock offered hereby was passed upon for MediaBay, Inc. by Blank Rome LLP, New York, New York.

                                     EXPERTS

      The financial statements and the related financial statement schedule for the years ended December 31, 2003 and 2004 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Amper Politziner & Mattia, P.C., as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements and the related financial statement schedule for the year ended December 31, 2002 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

      You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

      The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

      The following documents previously filed by MediaBay with the Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

      (a)   Annual  Report on Form 10-K for the fiscal year ended  December  31,
            2004;

      (b)   Current Report on Form 8-K filed with the SEC on February 11, 2005;

      (c)   Current Report on Form 8-K filed with the SEC on March 22, 2005;

      (d)   Current Report on Form 8-K filed with the SEC on April 7, 2005

      (e) Definitive Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, filed with the SEC on April 8, 2005

      (f) The description of our common stock contained in our Registration Statement on Form 8-A dated November 12, 1999, together with any amendment or report filed with the SEC for the purpose of updating the description; and

      (g) All documents filed by MediaBay pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement.

      All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

      This prospectus incorporates documents by reference with respect to MediaBay that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Chief Financial Officer, MediaBay, Inc., 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927, telephone: (973) 539-9528.

      We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

      We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

======================================   ======================================

           TABLE OF CONTENTS
                                  Page
The Company......................... 2
Risk Factors........................ 7
Special Information Regarding
  Forward-looking Information...... 15
Use of Proceeds.................... 16
Securityholders for Which Shares
  are Being Registered for Sale.... 16
Plan of Distribution............... 22
Indemnification.................... 23
Legal Matters...................... 24
Experts............................ 24
Where You Can Find Information..... 24
Incorporation of Certain Documents
  by Reference..................... 24





======================================   ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*.

      The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant:

SEC registration fee................................................. $10,502.21
Legal fees and expenses..............................................  30,000.00
Accounting fees and expenses.........................................  20,000.00
Miscellaneous........................................................   9,500.00
                                                                      ----------
Total................................................................ $70,002.21
                                                                      ==========

----------
 * All amounts are estimated except the first item.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Florida Business Corporation Act (the "Florida Act") contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      Our company has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, our company has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of our company and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse our company for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

      (a)   Exhibits

Exhibit
Number                                 Description
----------  --------------------------------------------------------------------
      5 Opinion of Blank Rome LLP as to the legality of the securities being registered

      23.1  Consent of Amper Politziner & Mattia, P.C.

      23.2  Consent of Deloitte & Touche LLP

      23.3  Consent of Blank Rome LLP included in opinion filed as Exhibit 5

      24    Power  of  Attorney,   included  in  the  signature   page  of  this
            Registration Statement


----------
* Previously filed

ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b)   Insofar  as  indemnification   for  liabilities  arising  under  the
            Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the Town of Cedar Knolls, State of New Jersey, on the 26th day of April 2005.


                                         MEDIABAY, INC.

                                         By:  /s/ John Levy
                                           -------------------------------------
                                           John Levy, Vice Chairman and
                                           Chief Financial Officer

      (d) Each person whose signature appears below hereby authorizes each of Jeffrey Dittus and Robert Toro or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

      (e) Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates indicated:

Signature                                  Title                  Date
------------------------   ------------------------------------   --------------
/s/ Joseph R. Rosetti      Director and Chairman                  April 26, 2005
------------------------
Joseph R. Rosetti

/s/ Jeffrey Dittus         Director and Chief Executive Officer
------------------------   (Principal Executive Officer)          April 26, 2005
Jeffrey Dittus

/s/ John Levy              Director and Vice Chairman,
------------------------   Chief Financial Officer and Director   April 26, 2005
John Levy                  (Principal Financial And Accounting
                            Officer)


/s/ Daniel Altobello       Director                               April 26, 2005
------------------------
Daniel Altobello

/s/ Richard Berman         Director                               April 26, 2005
------------------------
Richard Berman

/s/ Paul Neuwirth          Director                               April 26, 2005
------------------------
Paul Neuwirth

/s/ Stephen Yarvis         Director                               April 26, 2005
------------------------
Stephen Yarvis